Exhibit 99.1

Text of Press Release

WAL-MART

STORES, INC.

479/273-4314 www.walmartstores.com/news/

FOR IMMEDIATE RELEASE	Investor Relations Contacts
Investor Relations 479-273-8446
Carol Schumacher 479-277-1498
Pauline Tureman 479-277-9558

Media Relations Contact
Marty Heires 479-273-4314

Pre-recorded Conference Call
203-369-1090

Wal-Mart Reports Record First Quarter Sales and Earnings

BENTONVILLE, Ark., May 16, 2006 — Wal-Mart Stores, Inc. reported record sales and earnings for the first quarter ended April 30, 2006. Net sales were $79.613 billion, an increase of 12.3 percent over the first quarter of fiscal 2006. Net income for the quarter was $2.615 billion, an increase of 6.3 percent from $2.461 billion in the first quarter of fiscal 2006. Earnings per share were $0.63, up from $0.58 per share in the same prior year quarter. Earnings in the prior year quarter ended April 30, 2005, were favorably impacted by two items totaling $145 million after tax or $0.03 per share: an increase due to favorable tax resolutions of $77 million and positive legal developments of $68 million after-tax.

“We are very pleased with our start to this fiscal year. We continued to have record sales and earnings and our inventory performance was the best we have seen in many quarters,” said Lee Scott, Wal-Mart Stores, Inc. president and chief executive officer. “The success of this quarter was the result of our focus on three goals: driving sales, reducing costs and improving inventory management.”

Net sales were as follows (dollars in billions):

	Three Months Ended April 30,
	2006	2005	Percent Change
Wal-Mart Stores	$52.499	$47.641	10.2%
SAM’S CLUB	9.775	9.155	6.8%
International	17.339	14.112	22.9%

Total Company	$79.613	$70.908	12.3%

Total U.S. comparable store sales for the first quarter of fiscal 2007 increased 3.8 percent, which is represented by a 3.8 percent increase for Wal-Mart Stores and a 4.3 percent increase for SAM’S CLUB.

The 22.9% increase in the International segment’s net sales includes the impact of three acquisitions that occurred since the first quarter of fiscal 2006. These transactions include:

•	the purchase of an additional stake in The Seiyu, Ltd., of which Wal-Mart now owns approximately 53%.

•	the purchase of Sonae Distribuição Brasil, S.A., now referred to as Southern Brazil.

•	the purchase of a majority stake in Central American Retail Holding Company, or CARHCO, of which the company now owns 51%. CARHCO is now operated as Wal-Mart Central America.

Wal-Mart Stores Segment:

For the first quarter of fiscal 2007, the Wal-Mart Stores segment had segment operating income (income before net interest expense, income taxes, unallocated corporate overhead and minority interest) of $3.981 billion, an increase of 20.4 percent, compared with $3.307 billion in the first quarter of fiscal 2006.

SAM’S CLUB Segment:

The SAM’S CLUB segment had segment operating income for the first quarter of fiscal 2007 of $319 million, an increase of 8.1 percent, compared with $295 million in the first quarter of fiscal 2006.

International Segment:

The International segment had segment operating income of $713 million for the first quarter of fiscal 2007, an increase of 6.9 percent, compared with $667 million in the first quarter of fiscal 2006.

Guidance:

For the second quarter of fiscal 2007, the company estimates the comparative stores sales increase in the U.S. to be between 2 and 4 percent.

The company estimates earnings per share for the second quarter of fiscal 2007 to come in between $0.70 and $0.74, and for fiscal 2007, the forecast continues to be $2.88 to $2.95.

The dial-in number for management’s pre-recorded discussion of this release and related matters is 203-369-1090 and will be available for 36 hours after this announcement. The pre-recorded phone call will also be available on our website at www.walmartstores.com/earnings.

Comparable store sales that are presented in this release exclude the impact of fuel sales in our SAM’S CLUB segment. Fuel sales impacted the SAM’S CLUB and total U.S. comparable store sales figures for the quarter ended April 30, 2006, by 0.5 and 0.1 percentage points, respectively. Including the impact of fuel sales, the SAM’S CLUB and total U.S. comparable store sales figures for the quarter ended April 30, 2006, would have been 4.8 percent and 3.9 percent, respectively.

Wal-Mart Stores, Inc. operates Wal-Mart discount stores, supercenters, Neighborhood Markets and SAM’S CLUB locations in the United States. The company operates in Argentina, Brazil,

Canada, China, Costa Rica, El Salvador, Germany, Guatemala, Honduras, Japan, Mexico, Nicaragua, Puerto Rico, South Korea and the United Kingdom. The company’s securities are listed on the New York Stock Exchange and NYSE Arca, formerly the Pacific Stock Exchange, under the symbol WMT. More information about Wal-Mart can be found by visiting www.walmartfacts.com. Online merchandise sales are available at www.walmart.com.

This release contains statements as to the forecast of our management’s forecast of comparable store sales and earnings per share for the second quarter and earnings per share for fiscal year 2007 that Wal-Mart believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and intended to enjoy the protection of the safe harbor for forward-looking statements provided by that Act. These forward-looking statements are identified by the use of the words “estimates” and “forecast,” and are subject to risks, uncertainties and other factors, domestically and internationally, including, the cost of goods, competitive pressures, geopolitical conditions, inflation, consumer spending patterns and debt levels, currency exchange fluctuations, trade restrictions, changes in tariff and freight rates, weather conditions, changes in gasoline, diesel fuel and other energy costs, labor costs, health care costs and accident costs, casualty and other insurance costs, interest rate fluctuations and other capital market conditions, regulatory matters and other risks. We discuss certain of these factors more fully in certain of our filings with the SEC, including our last Annual Report on Form 10-K filed with the SEC, and this release should be read in conjunction with that Annual Report on Form 10-K, and together with all our other filings, including current reports on Form 8-K, made with the SEC through the date of this release. We urge you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, including changes in facts, assumptions not being realized or other circumstances, our actual results may differ materially from historical results or from anticipated results implied in the forward-looking statements contained in this release. These forward-looking statements are made only as of the date of this release, and we undertake no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

WAL-MART STORES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Amounts in millions except per share data)

	Three Months Ended April 30,
	2006	2005
Revenues:
Net sales	$79,613	$70,908
Other income, net	855	772

	80,468	71,680
Costs and expenses:
Cost of sales	60,851	54,571
Operating, selling, general and administrative expenses	15,166	13,168

Operating income	4,451	3,941
Interest:
Debt	367	199
Capital leases	70	53
Interest income	(69)	(52)

Interest, net	368	200

Income before income taxes and minority interest	4,083	3,741
Provision for income taxes	1,388	1,212

Income before minority interest	2,695	2,529
Minority interest	(80)	(68)

Net income	$2,615	$2,461

Basic and diluted net income per common share	$0.63	$0.58

Weighted-average number of common shares:
Basic	4,167	4,228
Diluted	4,170	4,234

Dividends declared per common share	$0.67	$0.60

WAL-MART STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Amounts in millions)

SUBJECT TO RECLASSIFICATION

	April 30, 2006	April 30, 2005	January 31, 2006
ASSETS
Cash and cash equivalents	$5,858	$4,955	$6,414
Receivables	2,507	1,520	2,662
Inventories	32,206	31,349	32,191
Prepaid expenses and other	2,961	1,817	2,557

Total current assets	43,532	39,641	43,824

Property and equipment, at cost	100,456	85,954	97,302
Less accumulated depreciation	(22,505)	(19,579)	(21,427)

Property and equipment, net	77,951	66,375	75,875

Property under capital leases, net	3,507	2,928	3,415
Goodwill	12,902	10,786	12,188
Other assets and deferred charges	2,593	2,485	2,885

Total assets	$140,485	$122,215	$138,187

LIABILITIES AND SHAREHOLDERS’ EQUITY
Commercial paper	$3,653	$7,017	$3,754
Accounts payable	25,383	22,910	25,373
Dividends payable	2,305	1,946	—
Accrued liabilities	12,779	11,056	13,465
Accrued income taxes	1,969	1,971	1,340
Long-term debt due within one year	5,528	4,040	4,595
Obligations under capital leases due within one year	248	228	299

Total current liabilities	51,865	49,168	48,826

Long-term debt	25,036	18,232	26,429
Long-term obligations under capital leases	4,000	3,396	3,742
Deferred income taxes and other	4,730	2,867	4,552
Minority interest	1,540	1,361	1,467
Commitments and contingencies

Common stock and capital in excess of par value	3,070	2,827	3,013
Retained earnings	49,020	42,153	49,105
Other accumulated comprehensive income	1,224	2,211	1,053

Total shareholders’ equity	53,314	47,191	53,171

Total liabilities and shareholders’ equity	$140,485	$122,215	$138,187

WAL-MART STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Amounts in millions)

SUBJECT TO RECLASSIFICATION

	Three Months Ended April 30,
	2006	2005
Cash flows from operating activities:
Net income	$2,615	$2,461
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,311	1,132
Other	(83)	(44)
Changes in certain assets and liabilities, net of effects of acquisitions:
Decrease in accounts receivable	231	185
Decrease (increase) in inventories	242	(1,917)
Increase (decrease) in accounts payable	(455)	1,040
Decrease in accrued liabilities	(121)	(344)

Net cash provided by operating activities	3,740	2,513

Cash flows from investing activities:
Payments for property, plant and equipment	(3,220)	(2,772)
Proceeds from disposal of assets	258	301
Investment in international operations	(68)	—
Other investing activities	67	(25)

Net cash used in investing activities	(2,963)	(2,496)
Cash flows from financing activities:
Increase (decrease) in commercial paper	(112)	3,205
Proceeds from issuance of long-term debt	1,831	—
Payment of long-term debt	(2,304)	(1,508)
Dividends paid	(698)	(635)
Purchase of Company stock	—	(1,415)
Other financing activities	(87)	(156)

Net cash used in financing activities	(1,370)	(509)

Effect of exchange rates on cash	37	(41)

Net decrease in cash and cash equivalents	(556)	(533)
Cash and cash equivalents at beginning of year	6,414	5,488

Cash and cash equivalents at end of period	$5,858	$4,955